Exhibit 23a

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) of BellSouth Corporation, for the registration of 25 million shares of its common stock, of our report dated March 4, 2005, with respect to the consolidated financial statements of Cingular Wireless LLC, included in BellSouth Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Atlanta, Georgia

November 28, 2005